UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2005

CYBEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New York	0-4538	11-1731581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Trotter Drive, Medway, Massachusetts	02053
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 533-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement

See disclosure in Item 2.03 below, which is incorporated herein by reference.

Item 2.03: Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 1, 2005, Cybex International, Inc. (“Cybex”) entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with GMAC Commercial Finance LLC (“GMAC”). The Amended Credit Agreement amends the Credit Agreement with GMAC dated July 13, 2004 (the “Original Agreement”) by creating a new $3 million credit line availability. Subject to the terms and conditions of the Amended Credit Agreement, Cybex may, from time-to-time during the period from the date of the Amended Credit Agreement to September 30, 2005, borrow pursuant to this credit line up to $3 million to finance equipment and machinery. Such advances will have the same maturity date (August 1, 2009), be secured by the same collateral (Cybex’s real estate, fixtures and equipment) and bear interest at the same rates as the existing term loan under the Original Agreement, which as of December 31, 2004 had a principal balance of approximately $9.7 million. Each advance under the new credit line will be retired by equal installments of principal payable monthly to August 2009, with any remaining unpaid principal due and payable on the maturity date. All other terms of the Original Agreement remain materially the same.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit 10.1     Amended and Restated Credit Agreement dated February 1, 2005 with GMAC Commercial Finance LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 1, 2005

CYBEX INTERNATIONAL, INC.
(Registrant)

By:	/s/ John Aglialoro
Name:	John Aglialoro
Title:	Chief Executive Officer